CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 15, 2017 with respect to the audited balance sheet of Majulah Investment, Inc. (the “Company) as of February 28, 2017, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from August 31, 2016 (Inception) through February 28, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 15, 2017